UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2014 (March 13, 2014)

HCP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08895	33-0091377
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3760 Kilroy Airport Way

Suite 300

Long Beach, California 90806

(Address of principal executive offices, including zip code)

(562) 733-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 13, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of HCP, Inc. (“HCP”) approved the amendment and restatement of the HCP, Inc. Change in Control Severance Plan (the “CIC Plan”) effective as of March 13, 2014.

To further align executive compensation with the interests of HCP’s stockholders and to reinforce good corporate governance practices, the CIC Plan was amended to eliminate the gross-up for any excise taxes for parachute payments imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on the benefits payable to participants in connection with a change in control.  The provision was replaced with one providing that any parachute payments will either be reduced as necessary to avoid incurring any excess parachute payment excise tax or be paid in full (with the participant paying any excise taxes due), whichever places the participant in the better after-tax position.

The CIC Plan was further amended by adding a provision that, if a participant is terminated and becomes entitled to CIC Plan benefits, he or she would only be entitled to the CIC Plan benefits and not to any employment agreement benefits.  Additionally, certain technical amendments were made to the CIC Plan to ensure its compliance with Section 409A of the Code.

The remaining portion of the CIC Plan was not amended and is intended to provide severance benefits to executives of HCP and its subsidiaries, each of whom have been approved for participation by the Committee, including Lauralee E. Martin, President and Chief Executive Officer; Paul F. Gallagher, Executive Vice President and Chief Investment Officer; Timothy M. Schoen, Executive Vice President and Chief Financial Officer; James W. Mercer, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary; and Thomas M. Klaritch, Executive Vice President — Medical Office Properties, upon a covered termination (by HCP without “cause” or by the participant for “good reason,” each as defined in the CIC Plan) within two years after a “change in control” (as defined in the CIC Plan).  Upon a qualifying termination of employment, the participant will generally be entitled to receive the following benefits: (1) a cash lump sum payment equal to the participant’s “severance multiplier” (for Ms. Martin, three, for Messrs. Gallagher, Schoen, Mercer and Klaritch, two) times the sum of (a) the participant’s base salary plus (b) the greater of one-third of the participant’s base salary or the participant’s average annual cash incentive award for the preceding three years (based only on complete fiscal years in which the participant was employed); (2) a lump sum cash payment equal to the expected cost of premiums for medical coverage pursuant to COBRA for the number of years represented by the “severance multiplier;” (3) if not then fully-vested, full vesting in the participant’s benefits under HCP’s non-qualified retirement plans plus a lump sum cash payment equal to the participant’s then unvested benefits under HCP’s 401(k) plan; and (4) a lump sum cash payment equal to the participant’s pro-rated annual cash incentive award amount for the year of termination (with the “annual cash incentive award amount” being determined as described in clause (1)(b) above).

The foregoing description of the terms and conditions of the CIC Plan is qualified in its entirety by reference to the terms and conditions of the CIC Plan, a copy of which is attached as Exhibit 10.1 to this current report on Form 8-K, and which is incorporated herein by reference.

Item 9.01  Exhibits.

(d)                                 Exhibit.  The following exhibit is being filed herewith:

No.	Description
10.1	HCP, Inc. Change in Control Severance Plan (as Amended and Restated as of March 13, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2014	HCP, Inc.
(Registrant)

	By:	/s/ Timothy M. Schoen
Timothy M. Schoen,
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

No.	Description
10.1	HCP, Inc. Change in Control Severance Plan (as Amended and Restated as of March 13, 2014).